Exhibit 10.1

MIDAS EXECUTIVE RETIREMENT PLAN

ACCOUNT BALANCE COMPONENT

(As Amended and Restated

Effective November 11, 2008)

MIDAS EXECUTIVE RETIREMENT PLAN

ACCOUNT BALANCE COMPONENT

ii

MIDAS EXECUTIVE RETIREMENT PLAN

ACCOUNT BALANCE COMPONENT

ARTICLE I

Introduction

Section 1.1 Name. Effective December 31, 1997, Midas International Corporation adopted the Midas Executive Retirement Plan (the “Plan”), which was most recently amended and restated effective as of February 2, 1999. Midas, Inc. (the “Company”) hereby continues the Account balance component of the Plan, effective November 11, 2008, amended and restated as set forth herein. The Company also continues the defined benefit retirement component of the Plan, effective November 11, 2008, amended and restated as set forth in a separate document.

Section 1.2 Purpose and Intent. The portion of the Plan maintained for the purpose of providing benefits to Participants in excess of the limitations on contributions and benefits imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”) is intended to be an “excess benefit plan” as defined in section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The remainder of the Plan is intended to be an unfunded, deferred compensation plan for a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

Section 1.3 Administration of the Plan. The Committee shall administer the Plan. The Committee’s duties and authority under the Plan shall include (i) the interpretation, in its sole and absolute discretion, of the provisions of the Plan, (ii) the adoption of any rules and regulations which may become necessary or advisable in the operation of the Plan, (iii) the making of such determinations as may be permitted or required pursuant to the Plan, and (iv) the taking of such other action as may be required for the proper administration of the Plan in accordance with its terms. Any decision of the Committee with respect to any matter within the authority of the Committee shall be final, binding and conclusive upon the Company and each other Employer and each Participant, former Participant, Beneficiary, and each person claiming under or through any Participant or Beneficiary, and no additional authorization or ratification by the Board of Directors shall be required. Any action by the Committee with respect to any one or more Participants shall not be binding on the Committee as to any action to be taken with respect to any other Participant. Committee members may be Participants, but no member of the Committee may participate in any decision directly affecting the computation of his or her benefits or rights under the Plan. Each determination required or permitted under the Plan shall be made by the Committee in the sole and absolute discretion of the Committee.

ARTICLE II

Definitions

Section 2.1 “409A Change of Control” means a Change of Control transaction that also constitutes a “change in ownership or effective control of the corporation, or the ownership of a substantial portion of the assets of the corporation” for purposes of Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder.

Section 2.2 “Account” or “Accounts” means one or the aggregate of the bookkeeping accounts maintained by the Employer for a Participant under the Plan, as more fully described in Section 4.5 of the Plan.

Section 2.3 “Account Balance” means the value, as of a specified date, of the Participant’s Account(s) in the Plan.

Section 2.4 “Beneficiary” means each person designated, on such form and in accordance with such procedures as the Committee may designate from time to time, by the Participant as beneficiary with respect to the Participant’s Account as of the date of the Participant’s death. If a Participant fails to properly designate any Beneficiary or if all such designated persons predecease the Participant, then Beneficiary means the Participant’s estate.

Section 2.5 “Board of Directors” means the board of directors of the Company.

Section 2.6 “Change of Control” means

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (2) any acquisition by the Company, (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of clause (c) in this definition of Change of Control;

(b) the individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board of Directors shall not be deemed a member of the Incumbent Board; or

(c) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (A) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding

Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 66- 2/3% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (B) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or the consummation of a plan of complete liquidation or dissolution of the Company.

Section 2.7 “Code” means the Internal Revenue Code of 1986, as amended.

Section 2.8 “Committee” means the persons who have been designated, from time to time, by the Chief Financial Officer of the Company as members of the Committee to administer the Plan in accordance with Section 1.3 and other provisions of the Plan.

Section 2.9 “Company” means Midas, Inc. or any successor entity by operation of law or any successor entity which affirmatively adopts the Plan and the obligations of either with respect to the Plan.

Section 2.10 “Compensation” means, for a Plan Year, the Participant’s “compensation” as defined in the RSP for the Plan Year, disregarding (i) any limit on compensation under the RSP for the Plan Year due to the application of Section 401(a)(17) of the Code, (ii) any provision under the RSP having the effect of excluding employee deferrals made pursuant to Section 4.1(a) from compensation under that plan, and (iii) to the extent included as “compensation” under the RSP for the Plan Year, any Incentive Payment.

Section 2.11 “Effective Date” means November 11, 2008.

Section 2.12 “Employer” means the Company, Midas International Corporation, Speedee Worldwide Corporation and any other subsidiary of the Company that, with the consent of the Company, participates in the Plan.

Section 2.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.14 “Incentive Payment” means the amount of award payable to a Participant under the Midas International Corporation Executive Incentive Compensation Plan or any successor plan thereto.

Section 2.15 “Participant” means any eligible employee of an Employer who is participating under the Plan pursuant to Article III.

Section 2.16 “Performance Based Compensation” means “performance based compensation” as such term is defined for purposes of Section 409A(a)(4)(B)(iii) of the Code in the regulations promulgated thereunder.

Section 2.17 “Plan” means this Midas Executive Retirement Plan, as may be amended from time to time.

Section 2.18 “Plan Year” means the calendar year.

Section 2.19 “RSP” means the Midas Retirement Savings Plan for Salaried Employees, as amended from time to time or any successor plan thereto.

Section 2.20 “Specified Employee” means, with respect to the Plan, a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder.

Section 2.21 “Termination of Employment” means when a person experiences a “separation from service” from the Employer and each other person treated as a single employer with the Employer under Section 414(b) or 414(c) of the Code as defined under Section 409A(a)(2)(A)(i) of the Code and the regulations promulgated thereunder.

Section 2.22 “Unforeseeable Emergency” means, in the Committee’s sole and absolute discretion, an “unforeseeable emergency” with respect to a Participant as such term is defined for purposes of Section 409A(a)(2)(A)(vi) of the Code, which definition is set forth in Section 409A(a)(2)(B)(ii) of the Code and the regulations promulgated thereunder.

ARTICLE III

Plan Participation

Section 3.1 Eligibility. Each employee of the Employer is eligible to make a deferral election under the Plan with respect to a Plan Year if the employee is a Vice President, Senior Vice President, Executive Vice President or President of the Employer, or one of such other employees of the Employer who, in the sole determination of the Chief Executive Officer of the Company, is eligible to participate in the Plan.

Section 3.2 Participation. Each Participant in the Plan on the day before the Effective Date shall be a Participant hereunder. Any other employee first eligible hereunder on or after the Effective Date shall become a Participant effective as of the day such employee executes a valid deferral election in accordance with Article IV. After becoming a Participant, a person shall remain an active

Participant thereafter until such individual ceases to be an eligible employee, or as otherwise determined by the Chief Executive Officer of the Company. Thereafter, such person shall remain an inactive Participant until his or her entire Account balance under the Plan has been distributed in full.

ARTICLE IV

Election to Defer

Section 4.1 Compensation Deferral Election.

(a) Prior to the first day of each Plan Year, each eligible employee may elect to defer under the Plan a whole integer percentage of his or her Compensation earned with respect to services performed during the Plan Year; provided, however, in no event may a Participant’s deferral under this Plan exceed more than twenty percent (20%) of his or her Compensation, or such other percentage as the Committee may select with respect to a Plan Year before deferral elections with respect to such period become irrevocable. Completion of an election to defer Compensation shall evidence the Participant’s authorization of the Employer to reduce a Participant’s Compensation for the applicable Plan Year by the percentage specified in the election. The amount deferred under this Section 4.1(a) with respect to each payroll period during the Plan Year shall be credited to a Participant’s Account as of the applicable payroll date.

(b) The election described in Section 4.1(a) shall be made on such form or forms and in accordance with and to the extent permitted by procedures established from time to time by the Committee and shall be irrevocable for a Plan Year as of the last day of the preceding Plan Year (or such earlier date as shall be determined by the Committee with respect to a Plan Year). If no election is made with respect to any Plan Year, the eligible employee shall be deemed to have elected not to defer any of his or her Compensation earned with respect to such Plan Year.

(c) If an employee becomes eligible to participate in the Plan under the provisions of Article III with respect to a Plan Year after Participant elections with respect to the Plan Year have become generally irrevocable, he or she may make an election to defer Compensation with respect to a Plan Year related to services to be performed subsequent to his or her election during the Plan Year by making the appropriate election within 30 days of first becoming an eligible employee with respect to the Plan, on such form or forms and in accordance with and to the extent permitted by procedures established from time to time by the Committee.

Section 4.2 Incentive Payment Deferral Election.

(a) Prior to the first day of each Plan Year, each eligible employee may elect to defer under the Plan a whole integer percentage of his or her Incentive Payment earned with respect to services performed during the Plan Year; provided, however, in no event may a Participant’s deferral under this Plan be less than ten percent (10%) of his or her Incentive Payment or exceed more than one hundred percent (100%) of his or her Incentive Payment (net of any applicable FICA or other withholding), or such other percentages as the Committee may select with respect to a Plan Year before deferral elections with respect to such period become irrevocable. Completion of an election to defer Incentive Payment shall evidence the Participant’s authorization of the Employer to reduce a Participant’s Incentive Payment for the applicable Plan Year by the percentage specified in the election. The amount deferred under this Section 4.2(a) shall be credited to a Participant’s Account as of the date such Incentive Payment otherwise would have been paid to the Participant.

(b) The election described in Section 4.2(a) shall be made on such form or forms and in accordance with and to the extent permitted by procedures established from time to time by the Committee and shall be irrevocable for a Plan Year as of the last day of the preceding Plan Year (or such earlier date as shall be determined by the Committee with respect to a Plan Year). If no election is made with respect to any Plan Year, the eligible employee shall be deemed to have elected not to defer any of his or her Incentive Payment earned with respect to such Plan Year.

(c) If an employee becomes eligible to participate in the Plan under the provisions of Article III with respect to a Plan Year after Participant elections with respect to the Plan Year have become irrevocable, he or she may make an election to defer a percentage of his or her Incentive Payment earned with respect to services performed subsequent to his or her election, on such form or forms and in accordance with and to the extent permitted by procedures established from time to time by the Committee, provided that such election shall apply only to the pro-rata portion of such payments earned with respect to services performed after the date of the election (based on the ratio of days then remaining during the applicable performance period over total days in the applicable performance period).

(d) Notwithstanding anything herein to the contrary, to the extent that the Committee determines that an Incentive Payment qualifies as Performance Based Compensation, an election made in accordance with Section 4.2(a) shall not be irrevocable until the earlier of (i) six months prior to the end of the performance period with respect to which the Incentive Payment and (ii) the date on which payment of the Incentive Payment became readily ascertainable, in each case if later than the last day specified in Section 4.2(b).

Section 4.3 Employer Matching Credits. On each payroll date (with respect to Compensation) and each date on which an Incentive Payment is paid (or would have been payable but for an election pursuant to Section 4.2(a)) (each, a “crediting date”), the Employer shall credit a Participant’s Account with a matching credit equal to (a) minus (b), where:

(a) is equal to the cumulative total, determined as of the crediting date, of all salary reduction contributions made by the Participant under the RSP plus all elective contributions to this Plan pursuant to Section 4.1(a) and Section 4.2(a) during the Plan Year; provided that such cumulative total shall be subject to a maximum equal to the product of (i) and (ii), where (i) is equal to the highest percentage of compensation with respect to which the Employer will provide a matching contribution (currently six percent (6%) of compensation) under the RSP and (ii) is the sum of all Compensation and Incentive Payments paid to the Participant during the Plan Year up to and including amounts paid on the applicable crediting date, and

(b) is equal to the cumulative total, determined as of the crediting date, of the sum of (i) and (ii), where (i) is the cumulative total of all Employer matching contributions actually made with respect to the Participant under the RSP with respect to compensation under the RSP through the applicable crediting date and (ii) is the cumulative Employer matching credits made with respect to the Participant during the Plan Year through the crediting date immediately preceding the applicable crediting date pursuant to this Section 4.3.

Section 4.4 Cancellation of Deferrals. Employee deferrals under Section 4.1 and Section 4.2 are subject to cancellation with respect to a Participant in accordance with Section 6.6. In addition, employee deferrals under Section 4.1 and Section 4.2 are subject to cancellation with respect to a Participant in the event of the Participant’s “disability”, provided that such cancellation occurs by the later of (i) the end of the calendar year that includes the date on which the Participant incurs a disability or (ii) the date that is 2 1/2 months after the date the Participant incurs a disability. For this purpose, “disability” refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

Section 4.5 Accounts. The Committee shall establish and maintain such deferred compensation Account or Accounts (and subaccounts) as it deems desirable or necessary from time to time with respect to each Participant who has elected to defer Compensation or Incentive Payment under this Article IV. Participant Accounts shall be bookkeeping accounts maintained by the Employer and shall reflect the amount credited to such Account under the Plan as of the Effective Date plus the amount of Compensation and Eligible Incentive Payments that the Participant elects to defer under Section 4.1 or Section 4.2 and matching amounts the Employer has credited with respect to Participant deferrals under Section 4.3, plus all income and gains deemed credited to and minus all losses deemed charged to such accounts pursuant to Section 5.2, minus all withdrawals and distributions actually charged to such accounts.

Section 4.6 Vesting. A Participant shall be fully vested and have a nonforfeitable right to the current balance of his or her Account at all times.

ARTICLE V

Earnings on Account Balances

Section 5.1 Individual Participant Accounting.

(a) Account Maintenance. The Committee shall cause the Account for each Participant to reflect transactions involving amounts posted to or distributed from the Account and the measurement of investment returns on the Account on a daily basis in accordance with this Plan. Investment returns during or with respect to each business day shall be accounted for at the individual account level by “posting” such returns to each appropriate Account of each affected Participant daily. Account values shall be maintained in dollars.

(b) Error Correction. The Committee may correct any errors or omissions in the administration of this Plan by restoring or charging any Participant’s Account with the amount that would be credited or charged to the Account had no error or omission been made.

Section 5.2 Investment Returns on Accounts. Each Account shall have interest as a measurement of investment return. The rate of interest deemed to be earned on such Account on any day during a 6-month period shall be the stated prime rate of interest as reported within the Wall Street Journal on the first business day in January or July of such period.

ARTICLE VI

Distribution of Account Balances

Section 6.1 Termination of Employment. If a Participant incurs a Termination of Employment, the balance in his or her Accounts shall be distributable to the Participant at the time and in the form elected by the Participant in accordance with his or her elections made pursuant to this Article VI.

Section 6.2 Form of Distribution of Accounts. A Participant shall elect the form of distribution for his or her Account under the Plan in accordance with this Section 6.2 on such form or forms and in accordance with such procedures as the Committee may establish from time to time. Upon first becoming eligible to participate under Article III, a Participant shall irrevocably designate the form of distribution of all of his or her Accounts under the Plan prior to the first day of the first Plan Year of such individual’s participation under the Plan. If an employee becomes eligible to participate in the Plan under the provisions of Article III with respect to a Plan Year after first day of a Plan Year, he or she shall irrevocably designate the form of distribution of all of his or her Accounts under the Plan within 30 days of first becoming an eligible employee with respect to the Plan. A Participant may elect to receive distributions in the form of a single lump sum or annual installment payments (not to exceed a maximum of 10 annual installments). Notwithstanding anything herein to the contrary, a Participant’s right to any series of annual installments hereunder shall at all times be treated as a right to a series of separate payments in accordance with applicable guidance under Section 409A of the Code (which, until modified or superseded, is set forth in Treas. Reg. §1.409A-2(b)(2)(iii)).

Section 6.3 Time of Distribution of Accounts. A Participant shall elect the time of distribution for his or her Account under the Plan in accordance with this Section 6.3 on such form or forms and in accordance with such procedures as the Committee may establish from time to time. Upon first becoming eligible to participate under Article III, a Participant shall irrevocably designate the time of distribution of all of his or her Accounts under the Plan prior to the first day of the first Plan Year of such individual’s participation under the Plan. If an employee becomes eligible to participate in the Plan under the provisions of Article III with respect to a Plan Year after first day of a Plan Year, he or she shall irrevocably designate the time of distribution of all of his or her Accounts under the Plan within 30 days of first becoming an eligible employee with respect to the Plan. A Participant may elect to commence distribution of his or her Accounts on one of the following two payment dates: (i) the first day of the second calendar month following the Participant’s Termination of Employment or (ii) the first day of the first calendar month following the first anniversary of the Participant’s Termination of Employment. If a Participant has elected annual installment payments, then the first annual installment shall be paid on the payment date specified in the preceding sentence and each subsequent annual installment shall be paid on each subsequent January 1 thereafter until the total number of annual installments elected have been paid (each date of payment referenced under this Section 6.3 of the Plan is referred to under the Plan as a “payment date”). Notwithstanding anything in the Plan to the contrary, in no event shall any payment under the Plan be paid later than the later of (i) the end of the calendar year that includes the payment date or (ii) the date that is 2 1/2 months after the payment date.

Section 6.4 Payment in the Event of Death. In the event of the Participant’s death, the remaining balance of such deceased Participant’s Account shall be paid to the Participant’s Beneficiary in the form of a single lump sum on the first day of the second calendar month following the Participant’s death.

Section 6.5 Special Payment Rules.

(a) Default Payment. If, at the time of a Participant’s Termination of Employment, the Committee determines that the Participant had not validly elected a payment date and form of distribution with respect to any of his or her Accounts, then the balance in his or her applicable Accounts shall be payable in the form of a single lump sum payment on the first day of the second calendar month following the Participant’s Termination of Employment.

(b) Specified Employees. Notwithstanding anything herein to the contrary, in the event a Specified Employee is entitled to distribution of any Account under the Plan due to his or her Termination of Employment (other than due to death), any amount that otherwise would have been paid hereunder to such Participant at any time during the first six months following such Termination of Employment shall instead be accumulated (without adjustment, except as provided under Article V, for later payment) and paid to the Participant or the Participant’s beneficiary on, or as soon as administratively feasible after, the earlier of (i) the first day of the seventh month following the date of the Participant’s Termination of Employment or (ii) the date of the Participant’s death.

(c) Transition Elections. Notwithstanding anything herein to the contrary, to the extent permitted by the Committee and, if permitted, on such form or forms and in accordance with such procedures as the Committee may establish from time to time, a Participant may elect to change the payment date and form of distribution with respect to his or her Accounts. An election made pursuant to this subsection (c) shall be effective only with respect to amounts payable after the calendar year in which the new election is made and may not cause an amount to be paid during the calendar year in which the new election is made that otherwise would not have been payable during such calendar year. No election shall be permitted under this subsection after December 31, 2008 (or such earlier date as specified by the Committee).

Section 6.6 Unforeseeable Emergency Payments. A Participant may from time to time request, on such form and in such manner as may be provided by the Committee from time to time, that the Committee authorize an emergency payment to such Participant due to an Unforeseeable Emergency. Any such distribution shall not exceed the amount reasonably necessary to satisfy the Unforeseeable

Emergency (after taking into account any additional compensation that is available upon cancellation of the Participant’s deferral elections in accordance with the last sentence of this paragraph) plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship) or cessation of deferrals under the Plan. If an Unforeseeable Emergency payment is authorized, the Committee shall distribute to such Participant, within a reasonable time, an amount determined by the Committee pursuant to the above, but in no situation shall such amount be in excess of the Participant’s Account balance as of such date. In the event of any payment to a Participant due to Unforeseeable Emergency hereunder, any deferral election then in place with respect to the Participant shall be cancelled.

Section 6.7 Payment of Accounts After 409A Change of Control. Notwithstanding anything herein to the contrary, in the event of a Participant’s Termination of Employment within the two (2) year period following a 409A Change of Control, the balance of such Participant’s Account shall be paid immediately in the form of a single lump sum.

ARTICLE VII

Amendment or Termination

Section 7.1 Amendment. Prior to a Change of Control, the Company reserves the right to amend this Plan from time to time by action of the Board of Directors (or any person or persons authorized by resolution of the Board of Directors), but without the written consent of each Participant and Beneficiary of a deceased Participant, no such action may reduce or relieve the Employer of any obligation with respect to any Account balance maintained under this Plan by such Participant (or Beneficiary) as of the date of such amendment, except to the extent such amendment is required by written opinion of counsel to the Company to avoid recognition of income by a Participant or Beneficiary subject to federal income taxation.

Section 7.2 Plan Termination. The Company may, in its discretion, terminate the Plan at any time, however, no such termination shall, without the written consent of the Participant (or Beneficiary) to whom amounts have been credited to his or her Accounts, alter a Participant’s (or Beneficiary’s) right to the amounts previously credited to his or her Accounts.

ARTICLE VIII

Miscellaneous Provisions

Section 8.1 Expenses. The expenses of administering this Plan shall be borne by the Employer.

Section 8.2 Indemnification and Exculpation. The members of the Committee, its agents and officers, directors and employees of the Employer shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

Section 8.3 Funding. While all benefits payable under this Plan constitute general corporate obligations, the Company may establish a separate irrevocable grantor trust for the benefit of all Participants, which trust shall be subject to the claims of the general creditors of the Employer in the event of such corporation’s insolvency, to be used as a reserve for the discharge of the Employer’s obligations under this Plan to such Participants. Any payments made to a Participant under the separate trust for his benefit shall reduce dollar for dollar the amount payable to the Participant from the general assets of the Employer. The amounts payable under this Plan shall be reflected on the accounting records of the Company (or the Employer) but shall not be construed to create or require the creation of a trust, custodial, or escrow account. No Participant (or Beneficiary of a Participant) shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Company or any other Employer may purchase, establish, or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company, the Board of Directors or any other Employer and a Participant, Beneficiary or any other person. Neither a Participant nor Beneficiary shall acquire any interest greater than that of an unsecured, general creditor.

Section 8.4 Corporate Action. Any action required of or permitted by the Company under this Plan shall be by resolution of its Board of Directors, or any person or persons authorized by resolution of the Board of Directors.

Section 8.5 Interests not Transferable. The interests of the Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated, or encumbered by them.

Section 8.6 Effect on Other Benefit Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for the purposes of a qualified pension plan maintained by the Company or any other Employer. The treatment of such amounts under other employee benefits plans shall be determined pursuant to the provisions of such plans.

Section 8.7 Legal Fees and Expenses. After a Change of Control, the Employer shall pay all reasonable legal fees and expenses which the Participant or a Beneficiary may incur as a result of the Employer’s contesting the validity, enforceability or the Participant’s interpretation of, or determinations made under, this Plan.

Section 8.8 Deduction of Taxes from Amounts Payable.

(a) Distribution. The Employer shall deduct from the amount to be distributed such amount as the Employer, in its sole discretion, deems proper to protect the Employer against liability for the payment of death, succession, inheritance, income, or other taxes, and out of money so deducted, the Employer may discharge any such liability and pay the amount remaining to the Participant, the Beneficiary or the deceased Participant’s estate, as the case may be.

(b) Withholding. The Employer may withhold whatever taxes (including FICA, state or federal taxes) it, in its sole discretion, deems proper to protect the Employer against liability for the payment of such withholding taxes and out of the money so deducted, the Employer may discharge any such liability. Withholding for this purpose may come from any wages due to the Participant or from the Participant’s Account hereunder.

Section 8.9 Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Committee in such matters shall be final, binding, and conclusive upon the Employer and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Employer and the Committee shall not be under any duty to see to the proper application of such payments.

Section 8.10 Merger. This Plan shall be binding and enforceable with respect to the obligation of the Employer against any successor to the Employer by operation of law or by express assumption of the Plan, and such successor shall be substituted hereunder for the Employer.

Section 8.11 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.

Section 8.12 Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and this Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.

Section 8.13 Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

Section 8.14 Claims Procedures. A claim for benefits under the Plan shall be handled as follows:

(a) Filing a Claim. Each individual who claims to be eligible for benefits under this Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the Committee or its designee where the individual believes a benefit has not been provided under the Plan to such individual to which such individual is eligible. To be considered by the Committee, a Claim must be set forth in writing and must be submitted to the Committee or its designee no later than six (6) months after the date on which the Claimant or other individual claims to have been first entitled to such claimed benefit.

(b) Review of Claim. The Committee or its designee shall evaluate each properly filed Claim and notify the Claimant of the approval or denial of the Claim within 90 days after the Committee or its designee receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the Committee or its designee shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Committee or its designee received the claim).

(c) Notice of Claim Denial. If a Claim is denied in whole or in part, the Committee or its designee shall provide the Claimant with a written notice setting forth (i) the specific reasons for the denial, (ii) references to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial pursuant to subsection (d) below.

(d) Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (i) request that the Committee or its designee review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the claimant files a written request for review with the Committee or its designee within 60 days after the date on which the claimant received written notice from the Committee or its designee of the denial. Within 60 days after the Committee or its designee receives a properly filed request for review, the Committee or its designee shall conduct such review and advise the Claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Committee or its designee shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Committee or its designee received the request for review). The Committee or its designee shall inform the Claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

(e) No Claimant or other individual may file any claim for benefits or request a review of a denial of any claim unless such person follows the provisions and timeframes of this Section 8.14. A Claimant or other individual shall not be entitled to bring any action in any court unless such person has exhausted such person’s rights under this Section 8.14 by timely submitting a Claim and requesting a review of a decision with respect to such Claim.

Section 8.15 Governing Law. This Plan shall be governed by the laws of the State of Delaware, to the extent not preempted by federal law.

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Adopted on the 11th day of November, 2008 by the Board of Directors of the Company as to its obligations.

By:	/s/ Benedict J. Parma

Title:	Vice President, Human Resources